EXHIBIT 99.1
News Release

For Immediate Release	Contact: Steven E. Wilson
April 24, 2008	Chief Financial Officer
(800) 445-1347 ext. 8704
United Bankshares, Inc. Announces First Quarter of 2008 Earnings
     WASHINGTON, DC and CHARLESTON, WV— United Bankshares, Inc. (NASDAQ: UBSI), today announced net income of $25.7 million for the first quarter of 2008 which represented a 5% increase from net income of $24.4 million for the first quarter of 2007. Diluted earnings per share were $0.59 for both the first quarter of 2008 and 2007.
     First quarter of 2008 results produced an annualized return on average assets of 1.30% and an annualized return on average equity of 13.35%, as compared to 1.51% and 15.44%, respectively, for the first quarter of 2007. United’s returns compare very favorably to its most recently reported peer group banking companies’ (bank holding companies with total assets between $5 and $10 billion) average return on assets of 0.69% and average return on equity of 7.14%.
     Tax-equivalent net interest income for the first quarter of 2008 was $66.2 million, an increase of $9.6 million or 17% from the first quarter of 2007. This increase in tax-equivalent net interest income was primarily attributable to a $1.1 billion or 19% increase in average earning assets resulting primarily from the July 2007 acquisition of Premier Community Bankshares, Inc. (Premier). Additionally, the average cost of funds for the first quarter of 2008 declined 56 basis points from the first quarter of 2007 due to a decrease in market interest rates and the refinancing of long-term debt during the second and fourth quarters of 2007. However, the average yield on earning assets declined 42 basis points due to the decrease in market interest rates. The net interest margin for the first quarter of 2008 was 3.72%, down 7 basis points from a net interest margin of 3.79% for the first quarter of 2007.
     On a linked-quarter basis, United’s tax-equivalent net interest income for the first quarter of 2008 increased $1.2 million or 2% from the fourth quarter of 2007 due mainly to a $155.7 million or 2% increase in average earning assets for the quarter. Average net loans grew $121.4 million or 2% while average investment securities increased $38.8 million or 3%. Additionally, the average cost of funds declined 51 basis points on a linked-quarter basis due to a decrease in market interest rates and the refinancing of long-term debt late in the fourth quarter of 2007. Partially offsetting these increases to net interest income was a decrease of 41 basis points in the first quarter of 2008 average yield on earning assets due to the decline in market interest rates. The net interest margin of 3.72% for the first quarter of 2008 was an increase of one basis point from the net interest margin of 3.71% for the fourth quarter of 2007.
     Noninterest income for the first quarter of 2008 was $18.6 million, which was an increase of $3.7 million or 25% from the first quarter of 2007. This increase primarily resulted from an increase in fees from deposit services of $1.9 million or 27% due mainly to the High Performance Checking program and the Premier

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acquisition. Noninterest income for the first quarter of 2008 includes a $917 thousand net gain related to Visa’s initial public offering and the partial redemption of Visa shares held by United. In addition, revenue from trust and brokerage services grew $393 thousand or 11% while fees from bankcard services increased $196 thousand or 14% for the first quarter of 2008, both increases due to higher volume.
     On a linked-quarter basis, noninterest income for the first quarter of 2008 increased $9.6 million from the fourth quarter of 2007. Included in the results for the fourth quarter of 2007 was a before-tax loss of $8.9 million on the termination of an interest rate swap associated with the prepayment of a FHLB advance. Included in the results for the first quarter of 2008 was the previously mentioned $917 thousand net gain related to the partial redemption of Visa shares. Excluding the results of security transactions (which includes the partial redemption of the Visa shares) and the swap termination, noninterest income would have decreased $789 thousand or 4% on a linked-quarter basis. This decrease was primarily due to a decline of $618 thousand or 6% in fees from deposit services due to seasonality and a decline of $378 thousand or 9% in revenue from trust and brokerage services due to less volume.
     Noninterest expense for the first quarter of 2008 was $41.4 million, an increase of $9.9 million or 31% from the first quarter of 2007. Salaries and employee benefits expense increased $4.2 million, net occupancy expense increased $841 thousand, equipment expense increased $343 thousand and core deposits amortization increased $610 thousand due mainly to the Premier merger. Data processing expense increased $1.1 million due to an outsourcing of functions, a change in processing procedures as well as the Premier merger. Several other general operating expenses increased due primarily to the Premier merger, none of which were individually significant.
     On a linked-quarter basis, noninterest expense for the first quarter of 2008 decreased $3.6 million from the fourth quarter of 2007 due mainly to before-tax penalties of $4.3 million to prepay FHLB advances during the fourth quarter of 2007. Excluding the prepayment penalties, noninterest expense for the first quarter of 2008 would have increased $773 thousand or 2% from the fourth quarter of 2007 as salaries and employee benefits expense increased $995 thousand or 6%. Salaries for the first quarter of 2008 increased $379 thousand or 3% due to a higher level of base salaries for employees. Employee benefits expenses increased $740 thousand or 29% due to increases for the quarter in employment taxes of $274 thousand, pension costs of $211 thousand, and health insurance costs of $210 thousand.
     For the quarters ended March 31, 2008 and 2007, the provision for credit losses was $2.1 million and $350 thousand, respectively. Net charge-offs were $1.8 million for the first quarter of 2008 as compared to $336 thousand for the first quarter of 2007. Annualized net charge-offs as a percentage of average loans were 0.13% for the first quarter of 2008. This ratio compares favorably to United’s most recently reported peer group banking companies’ net charge-offs to average loans percentage of 0.45%. As of March 31, 2008, the allowances for loan losses and lending-related commitments totaled $59.1 million or 1.02% of loans, net of unearned income, as compared to $58.7 million or 1.01% of loans, net of unearned income at December 31, 2007.
     At March 31, 2008, nonperforming loans were $37.5 million or 0.65% of loans, net of unearned income, up from nonperforming loans of $28.3 million or 0.49% of loans, net of unearned income at December 31, 2007. The increase for the quarter was due mainly to $9.1 million of loans to five customers being placed on

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nonaccrual status as of March 31, 2008. The loss potential on these loans has been properly evaluated and allocated within the company’s allowance for loan losses. Total nonperforming assets of $44.5 million, including OREO of $7.0 million at March 31, 2008, represented 0.56% of total assets which compares favorably to the most recently reported percentage of 0.60% for United’s peer group.
     During the first quarter of 2008, United’s Board of Directors declared a cash dividend of 29¢ per share which represented a 4% increase over the 28¢ paid in the first quarter of 2007. The 2008 annualized first quarter dividend of 29¢ per share equals $1.16, which would represent the 35th consecutive year of dividend increases for United shareholders. In addition, the annualized 2008 dividend of $1.16 equates to a yield of approximately 4.5% based on recent UBSI market prices.
     United Bankshares, with $8.0 billion in assets, presently has 114 full-service offices in West Virginia, Virginia, Maryland, Ohio, and Washington, D.C. United Bankshares stock is traded on the NASDAQ Global Select Market under the quotation symbol “UBSI.”
This press release contains certain forward-looking statements, including certain plans, expectations, goals and projections, which are subject to numerous assumptions, risks and uncertainties. Actual results could differ materially from those contained in or implied by such statements for a variety of factors including: changes in economic conditions; movements in interest rates; competitive pressures on product pricing and services; success and timing of business strategies; the nature and extent of governmental actions and reforms; and rapidly changing technology and evolving banking industry standards.

UNITED BANKSHARES, INC. AND SUBSIDIARIES
FINANCIAL SUMMARY
(In Thousands Except for Per Share Data)

	Three Months Ended
	March 31	March 31	December 31
	2008	2007	2007
EARNINGS SUMMARY:
Interest income, taxable equivalent	$117,506	$104,633	$123,261
Interest expense	51,268	47,960	58,271
Net interest income, taxable equivalent	66,238	56,673	64,990
Taxable equivalent adjustment	3,960	4,011	4,165
Net interest income	62,278	52,662	60,825
Provision for credit losses	2,100	350	2,580
Noninterest income	18,610	14,916	8,982
Noninterest expenses	41,358	31,495	44,916
Income taxes	11,734	11,326	6,359
Net income	$25,696	$24,407	$15,952

PER COMMON SHARE:
Net income:
Basic	$0.59	$0.60	$0.37
Diluted	0.59	0.59	0.37
Cash dividends	0.29	0.28	0.29
Book value	17.83	15.65	17.61
Closing market price	$26.65	$35.03	$28.02
Common shares outstanding:
Actual at period end, net of treasury shares	43,260,951	40,823,168	43,234,726
Weighted average- basic	43,246,852	40,946,236	43,216,077
Weighted average- diluted	43,418,571	41,272,213	43,438,997

FINANCIAL RATIOS:
Return on average assets	1.30%	1.51%	0.81%
Return on average shareholders’ equity	13.35%	15.44%	8.25%
Average equity to average assets	9.77%	9.77%	9.87%
Net interest margin	3.72%	3.79%	3.71%

	March 31	March 31	December 31
	2008	2007	2007
PERIOD END BALANCES:
Assets	$7,986,974	$6,571,761	$7,994,739
Earning assets	7,169,323	5,997,305	7,167,127
Loans, net of unearned income	5,805,412	4,716,297	5,793,484
Loans held for sale	1,851	2,231	1,270
Investment securities	1,381,082	1,258,984	1,394,764
Total deposits	5,419,511	4,741,572	5,349,750
Shareholders’ equity	771,153	638,749	761,199